Exhibit 10.20

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("Amendment") is entered into as of this 12th day of June, 2006 by and between VERNON ASSOCIATES, LLC, a California limited liability company ("Lessor") and OVERHILL FARMS, INC., a Nevada corporation.

R E C I T A L S:

A.            Lessee and Lessor entered into that certain Standard Industrial/Commercial Single-Tenant Lease--Net dated as of January 1, 2002, including that certain Addendum to Standard Industrial/Commercial Single-Tenant Lease – Net attached thereto (collectively, the "Lease") whereby Lessor leased to Lessee and Lessee leased from Lessor that certain one story tilt up warehouse building of approximately 147,210 square feet on land, including various access easements, more particularly depicted on Exhibit “A” attached to the Lease ("Original Premises") and located and addressed at 2727 E. Vernon Avenue, Vernon, California.

B.             Lessor and Lessee desire to amend the Lease so as to add certain expansion space to the Original Premises and to otherwise modify the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Capitalized Terms.  All capitalized terms used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2.             Expansion Premises.  For purposes of this Amendment, the term "Expansion Premises" shall mean that certain single story concrete block warehouse building of approximately 25,000 square feet (including a yard area adjacent thereto), located and addressed at 1657 East Vernon Avenue, Vernon, California as depicted on Exhibit “A” attached hereto and incorporated herein by this reference.  For purposes of this Amendment, the size of the Expansion Premises set forth in this Amendment is an approximation which Lessor and Lessee agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less square feet.

3.             Condition Precedent.  Lessor and Lessee acknowledge and agree that the Expansion Premises is currently occupied by Han Sohl Trading, Inc. ("Han Sohl").  As a condition precedent to the effectiveness of this Amendment, the lease by and between Lessor and Han Sohl for the Expansion Premises ("Han Sohl Lease") shall be terminated either pursuant to a written lease termination agreement (in form and upon terms and conditions acceptable to Lessor, in Lessor's sole and absolute discretion) by and between Lessor and Han Sohl and/or through appropriate legal process, including prosecution of an unlawful detainer action ("Condition Precedent").  Han Sohl is currently in default under the Han Sohl Lease and upon execution of this Amendment, Lessor agrees to use all commercially reasonable efforts, including the prosecution of an unlawful detainer action to evict Han Sohl from the Expansion Premises.  Lessee acknowledges that neither Lessor nor any agent nor any employee of Lessor has made any representations or warranties with respect to Han Sohl's desire or commitment to enter into any such lease termination agreement or Han Sohl's desire to cure any outstanding defaults once faced with legal process for the termination of the Han Sohl Lease and the eviction of Han Sohl and Lessor shall in no event be liable in the event Lessor is unable to terminate the Han Sohl Lease.

4.             Expansion Date.  The "Expansion Date" shall mean and refer to the date which is the later of (i) the date of the satisfaction of the Condition Precedent and (ii) the date Lessor delivers the Expansion Premises to Lessee, but in no event later than December 31, 2006.  If the Expansion Date does not occur on or prior to December 31, 2006, then this Amendment shall automatically terminate and neither party shall have any further obligation hereunder.

5.             Premises.  Effective upon the Expansion Date, the Original Premises shall be expanded to include the Expansion Premises and all references herein and in the Lease to the "Premises," except as modified herein, shall thereafter mean and refer to, collectively, the Original Premises and the Expansion Premises.

6.             Lessor Work.  Lessor agrees to deliver the Expansion Premises to Lessee broom clean and free of debris with all Building systems and equipment in good working order.  If a non-compliance with said warranty or the representation set forth in Section 10 below exists as of the Expansion Date, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in the Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify same at Lessor’s expense (except as otherwise provided herein).  If, after the Expansion Date, Lessee does not give Lessor written notice of any non-compliance with this warranty within thirty (30) days, correction of such non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense, unless the obligation to repair is otherwise an obligation of the Lessor under the Lease as amended by this Amendment.  Lessor agrees, following the Expansion Date, to commence the installation of a new roof to the Expansion Premises as soon as reasonably possible following the date Lessor has regained possession of the Expansion Premises from Han Sohl.  Once Lessor has commenced installation of the new roof, Lessor shall use commercially reasonable efforts to complete such installation within three (3) weeks thereafter, subject to delays caused by Lessee and/or force majeure.  Except for Lessor’s agreements set forth in this Section 7, Lessee agrees to accept the Expansion Premises in its “as-is” condition in accordance with Paragraphs 2.2 (excluding the first 2 sentences of such Paragraph) and 2.3 (except that the Start Date shall be deemed to be the Expansion Date) of the Lease, Paragraphs 13 (excluding the last sentence of such Paragraph) and 16 of the Addendum to Lease and Exhibit “A” to the Lease, including, without limitation, with respect to matters of record which may affect the Expansion Premises.

7.             Expiration Date.  The Expiration Date of the Lease shall remain September 30, 2011, subject to any options to extend the Lease Term set forth in the Lease.

8.             Base Rent.  Effective upon the Expansion Date, Lessee's obligation to pay monthly Base Rent for the Expansion Premises shall be calculated as follows:

8.1           Initial Base Rent.  Base Rent shall be payable in monthly installments of $10,673.17 for the period from the Expansion Date through and including April 14, 2007.

8.2           Base Rent Adjustments.  Commencing on the date of April 15, 2007, and on each April 15th thereafter during the Original Term of this Lease (each such date shall hereinafter be referred to as a “Rent Increase Date”), the monthly Base Rent payable under this Lease shall be adjusted by the increase, if any, from the “Base Month,” as such term is specified below, in the Consumer Price Index of the Bureau of labor Statistics of the Department of Labor for All Urban Consumers (1982-1984=100), “All Items,” for Los Angeles-Riverside-Orange County (herein referred to as “C.P.I.”) since the date of this Lease.

8.2.1         The monthly Base Rent payable as of each Rent Increase Date pursuant to this Lease shall be calculated as follows:  $10,673.17 shall be multiplied by a fraction, the numerator of which shall be the C.P.I. for the calendar month of January immediately prior to the applicable Rent Increase Date and the denominator of which shall be the C.P.I. for the calendar month which is January, 2006 (“Base Month”).  The sum so calculated shall constitute the new monthly Base Rent hereunder, but, in no event, shall such new monthly Base Rent be less than the Base Rent payable for the month immediately preceding the rent adjustment.

8.2.2         In the event the compilation, format, components and/or publication of the C.P.I. shall be transferred to any other governmental department or bureau or agency, shall be changed or shall be discontinued, then the index most nearly the same as the C.P.I. shall be used to make such calculation.  In the event that Lessor and Lessee cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties, notwithstanding one party failing to appear after due notice of the proceeding.  The cost of said Arbitrators shall be paid equally by Lessor and Lessee.

8.2.3         Lessee shall continue to pay the Base Rent at the rate previously in effect until the increase, if any, is determined.  Within five (5) days following the date on which the increase is determined, Lessee shall make such payment to Lessor as will bring the increased Base Rent current, commencing with the effective date of such increase through the date of any Base Rent installments then due.  Thereafter, the Base Rent shall be paid at the increased rate.

9.             Lessee Consideration.  In consideration of Lessor’s agreement to execute and deliver this Amendment, Lessee agrees to pay to Lessor the following amounts within fifteen (15) business days of receipt of written invoice from Lessor, but in no case earlier than the Expansion Date, together with reasonable supporting documentation of such costs, an amount equal to the following (“Lessee’s Consideration”):

(a)
An amount equal to (i) the lesser of (A) $51,328.00 and (B) the amount of rent (including without limitation, base rent, insurance, real property taxes, cam expense) owed by Han Sohl under the Han Sohl Lease through the Expansion Date (including for periods subsequent to the date of termination of the Han Sohl Lease) plus (ii) the cost of the Lessor Work; plus

(b)
The lesser of (i) Lessor’s out-of-pocket legal fees in connection with negotiation of this Amendment and in connection with the termination of the Han Sohl Lease and (ii) $10,000.00;provided, however, Lessee’s Consideration shall be offset by any unapplied security deposit then being held by Lessor under the Han Sohl Lease (currently $33,750.00) and in no event shall Lessee’s Consideration (after application of the offset) in the aggregate exceed $20,000.00.

10.           Representations.  To the actual knowledge of William D. Feldman, Lessor has reviewed no written notice that the Expansion Premises fails to comply with any governmental regulations.

11.           No Further Modifications.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply and shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LESSOR:	VERNON ASSOCIATES, LLC,
a California limited liability company

	By:	Its Managing Member:
WDFA, LLC, a Nevada limited liability company

		By	Its Member:
Feldman Properties L.P.,
a Nevada limited partnership

			By	Its General Partner:
William D. Feldman Associates,
a California corporation

			By :	/s./William D. Feldmand
William D. Feldman, President

LESSEE:	OVERHILL FARMS, INC.,
a Nevada corporation

	By:	/s/ James Rudis
		Its:	President

By:	/s/ John L. Steinbrun
	Its:	Chief Financial Officer